Exhibit 99.1

Connecticut Water Service, Inc. 93 West Main Street Clinton, Connecticut 06413-1600
Mid-Year Report September 2012
Dear Shareholders:

I am pleased to inform you that on August 10, 2012, your Board of Directors increased the annual dividend rate on common shares by 2 cents to 97 cents per share, which is 2.1% above the current cash dividend. Over the past four years, the Company’s dividend has increased nearly 9%. Connecticut Water has raised its dividend payment in each of the last 43 years, and it has paid a dividend without interruption or reduction in every quarter since its founding 56 years ago. The Company knows that consistent dividend growth is important to its shareholders. It also allows us to attract capital in a very competitive market. That is why we are so proud of our dividend history.

For the first six month period ending June 30, 2012, we reported earnings of 70 cents per share, compared to 67 cents per share reported for the comparable period of 2011. Total revenue increased $8.4 million to $44.7 million from $36.3 million in 2011. The higher revenues and earnings are largely attributable to the acquisition of Aqua Maine, Inc., which is now Maine Water Company, in January 2012. Earnings and revenue in 2011 did not include any contribution from Maine Water.

On July 19, 2012, the Company announced that it had entered into an agreement to acquire the Biddeford and Saco Water Company (BSWC) in southern Maine. As a result of this transaction, we will grow our customer base by 16,000 customers, or approximately 15%. The transaction will expand our presence in Maine – and would make us the largest investor owned water utility in Maine with about 32,000 customers and serving a population of nearly 100,000 people. BSWC serves the communities of Biddeford, Saco, Old Orchard Beach and parts of Scarborough. This complements the recent acquisition of Maine Water and will allow us to leverage the economies of scale in Maine and seek opportunities over time to share staff, resources, systems and services between Maine Water and Biddeford and Saco Water Company to provide the best, most cost effective service for customers.

Once the acquisition is completed, Connecticut Water will serve more than 120,000 customers, or a population of about 400,000 people, in the New England states of Connecticut and Maine, and will be the fastest growing investor owed water utility in the region. We expect to complete the BSWC acquisition in the fourth quarter of 2012.

For additional information on any of these matters, please visit the Company’s Web site at www.ctwater.com. The ‘News’ section provides access to our news releases. If you would like an e-mail alert when the Company posts a news release to its Web site, you can join our e-mail list by going to the Email alerts tab located under the‘Investors’ section. You can also follow us on Facebook and Twitter using the links on our home page.

On behalf of the nearly 240 professionals who work hard to keep your company successful, I thank you for your continued support.

Very truly yours,
/s/ Eric W. Thornburg
Eric W. Thornburg
Chairman, President and CEO

Connecticut Water Service, Inc. & Subsidiaries

Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands except per share amounts)	2012	2011	2012	2011

Operating Revenues	$21,348	$17,359	$39,888	$33,348
Other Water Activities Revenues	324	366	673	700
Real Estate Revenues	1,450	--	1,450	--
Service and Rentals Revenues	1,366	1,096	2,701	2,263
Total Revenues	$24,488	$18,821	$44,712	$36,311
Operating Expenses	$16,337	$12,989	$31,326	$25,618
Other Utility Income, Net of Taxes	$188	$210	$364	$388
Total Utility Operating Income	$5,199	$4,580	$8,926	$8,118
Gain on Property Transactions, Net of Taxes	$982	$--	$982	$--
Non-Water Sales Earnings (Services and Rentals), Net of Taxes	$333	$219	$683	$412
Net Income	$4,163	$3,470	$6,073	$5,738
Net Income Applicable to Common Shareholders	$4,153	$3,460	$6,054	$5,719
Basic Earnings Per Average Common Share	$0.48	$0.41	$0.7	$0.67
Diluted Earnings Per Average Common Share	$0.47	$0.4	$0.69	$0.66
Basic Weighted Average Common Shares Outstanding	8,667	8,601	8,659	8,590
Diluted Weighted Average Common Shares Outstanding	8,805	8,710	8,793	8,702
Book Value Per Share	$13.75	$13.27	13.75	$13.27
Condensed Consolidated Balance Sheets (unaudited)

(In thousands)	June 30, 2012	June 30, 2011

ASSETS
Net Utility Plant	$419,002	$349,361
Current Assets	26,415	20,428
Other Assets	108,038	60,943

Total Assets	$553,455	$430,732

CAPITALIZATION AND LIABILITIES
Shareholders’ Equity	$121,208	$115,786
Preferred Stock	772	772
Long-Term Debt	187,841	111,385
Current Liabilities	36,890	34,739
Other Liabilities and Deferred Credits	206,744	168,050
Total Capitalization and Liabilities	$553,455	$430,732

	Equity Type	Record Date	Payable Date	Rate

Dividends Declared	Common (NASDAQ GS:CTWS)	September 3, 2012	September 17, 2012	$0.2425
	Preferred A (not publicly traded)	October 1, 2012	October 15, 2012	$0.2
	Preferred 90 (NASDAQ:CTWSP)	October 19, 2012	November 2, 2012	$0.225

	Declaration date	Record Date	Payable Date
Proposed Next Common Stock Dividend Date	November 15, 2012	December 3, 2012	December 17, 2012

Connecticut Water Service, Inc.	Stock Transfer, Dividend Disbursing Agent and
93 West Main Street	Agent to Administer Dividend Reinvestment Plan
Clinton, Connecticut 06413-1600	Registrar and Transfer Company
FAX (860) 669-5579	10 Commerce Drive, Cranford, NJ 07016
Shareholder Info: 1-800-428-3985, Ext.6015	1-800-368-5948
Website: www.ctwater.com	On-line information: http://www.rtco.com